Exhibit 10.6

JOHN P. NALLEN

EXECUTIVE VICE PRESIDENT
DEPUTY CHIEF FINANCIAL OFFICER

November 17, 2008

Mr. Lachlan Murdoch
504 Bronte Road
Bronte, NSW  2024
Australia

Dear Lachlan:

The purpose of this letter is to advise you that the Compensation Committee of the Board of Directors of News Corporation determined on November 13, 2008 to provide clarifications and changes to the individual supplemental executive retirement arrangement previously granted to you (“ISERA”) providing enhanced retirement benefits beyond those available under the News America Incorporated Supplemental Executive Retirement Plan (“SERP”). The codification of the changes to your ISERA is attached.

The major change is that the maximum amount of your compensation that may be taken into account will hereafter increase annually based on a cost of living adjustment. Additionally, you may elect to receive your benefits, in lieu of a joint and survivor annuity, if married (or a single life annuity, if you are unmarried), in the form of a lump sum payout or in ten level annual installments; these alternatives are actuarially equivalent payments.

Sincerely,

/s/ John P. Nallen

Lachlan Murdoch (the “Executive”) is entitled to receive benefits under the News America Incorporated Supplemental Executive Retirement Plan (the “SERP”), as well as an individual supplemental executive retirement arrangement that the Board of Directors of News America Incorporated previously awarded the Executive providing enhanced retirement benefits beyond those available under the SERP (the “ISERA”). The Compensation Committee of the Board of Directors of News Corporation has determined that the administrative rules for the ISERA along with additional benefits not provided in the SERP should also be further described in this document with regard to the calculation and administration of the Executive’s benefits under the ISERA. This codification of the ISERA has been made in accord with the prior administration of the ISERA and in accord with the prior calculation of the actuarial value of the benefits under the ISERA as disclosed in the Company’s proxy statement, and as supplemented by the additional benefit contained herein. Unless otherwise defined herein, all capitalized terms used in this document shall have the same meaning as in the SERP

1.	Article II, Section 2.7. – The first sentence of the definition of SERP Benefit is hereby amended to read as follows:

“SERF Benefit” shall mean the benefit payable under the Qualified Plan calculated, however, without giving effect to Code Section 401(a)(17), but in no event shall Compensation taken into account in calculating this benefit for any Plan Year exceed $2,000,000; provided, that any offset of prior benefits pursuant to Section 4.4 of the Qualified Plan shall be calculated so that such offset shall not apply to a period of service during which the Participant was not eligible to participate in a stock bonus, pension or profit-sharing plan sponsored by an Affiliate which is qualified under Code Section 401 or maintained by a Non-U.S. Affiliate. The $2,000,000 figure shall be increased annually from July 1, 2008 by the CPI Adjustment until such time as the Participant has a Separation from Service. In all events, the SERP Benefit shall be decreased by the Actuarial Equivalent of any benefits payable to the Participant pursuant to a qualified and a non-qualified plan maintained or contributed to by an Affiliate (including a Non-U.S. Affiliate (exclusive of benefits attributable to contributions or salary deferrals of the Participant)), but in all events such benefits payable shall not be taken into account to the extent benefits payable hereunder would be less than the amount payable taking into account only Years of Benefit Service with Participating Employers. Additionally, in a case where the SERP Benefit was reduced by reason of prior Qualified Plan or Plan Benefit distributions, benefits payable shall be offset by the Actuarial Equivalent of the prior distribution (unless such distributions were restored to such plans), but in no event shall the benefits payable hereunder be less than the amount payable taking into account only Years of Benefit Service since such distributions. Notwithstanding the foregoing, in no event shall the annual benefit payable to the Participant starting at an Early, Normal or Postponed Retirement Date, or thereafter to a surviving spouse, be less than the Minimum Amount; provided, further, that if upon commencement of the annual benefit payable to the Participant such payments are in excess of the Minimum Amount, the amounts payable shall be increased by the CPI Adjustment each January 1 after payments have commenced.

2.	Article II – A new definition of Minimum Amount is hereby added to read as follows:

“Minimum Amount” shall mean $500,000, increased annually from the date payments commence by the CPI Adjustment, payable for life to the Executive and after his death to his surviving spouse to whom the Executive had been married on the date benefit payments under this plan commenced.

3.	Article II – A new definition of CPI Adjustment is hereby added to read as follows:

“CPI Adjustment” shall mean the percentage increase in the prior calendar year’s cost of living adjustment based on the Revised Consumer Price Index for all Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor for New York, Northern New Jersey, Long Island or any equivalent successor index.

4.	Article II – A new definition of Qualified Joint and Survivor Annuity is hereby added to read as follows:

“Qualified Joint and Survivor Annuity” or “QJSA” shall mean an annuity for the life of the Participant with a survivor annuity for the life of the spouse which is 100 percent of the amount of the annuity which is payable during the life of the Participant and the spouse. The Spouse shall be determined as of the date any annuity payments commence.

5.	Article IV – A new Section 4.10 is hereby added to read as follows:
4.10

No Reduction for Certain Benefits. Notwithstanding the foregoing, (a) if the Participant elects a QJSA as the form of benefit under the Qualified Plan, the SERP Benefit shall be unreduced by the QJSA election; (b) if the Participant takes an Early Retirement Pension, the benefit received under this Plan shall not be subject to the reduction set forth in Section 7.2 of the Qualified Plan; and (c) if the Participant retires on his Postponed Retirement Date, the Participant’s monthly benefit under this Plan shall be the greater of (A) the calculation of the Participant’s monthly benefit pursuant to Section 7.5 of the Qualified Plan or (B) the Minimum Amount divided by twelve.

6.	Article IV. – A new Section 4.11 is hereby added to read as follows:
4.11

Continuing Welfare Benefits. Provided a Participant retires at an Early, Normal or Postponed Retirement Date, medical benefits shall be provided to the Participant during retirement and thereafter to the surviving spouse (as of the date of such retirement) on the same terms and conditions as apply to the highest paid group of executives of News America Incorporated as of the date on the ISERA letter given to the Participant or, if more beneficial to the Participant, as of the date of his retirement and shall include any improvements to such benefits as are provided to such executives. Life insurance shall be maintained for the Participant on the same basis and at not less than the level of coverage as was being provided to the Participant on his or her retirement date.

7.	Article IV. – A new Section 4.12 is hereby added to read as follows:
4.12

Lump Sum and Ten-Year Payments. A Participant may elect pursuant to such rules as set by the Committee to receive benefits payable pursuant to this ISERA, in one lump sum or a series of annual installments payable over ten years which payment or payments is or are the Actuarial Equivalent of the benefits payable under this ISERA. In the absence of an effective election, payments shall be made in the form of an annuity. In calculating payments under this Section 4.12, the annual discount rate and mortality basis used in calculations shall be subject to change each year and will be the rate and basis used by News Corporation for financial reporting with respect to its United States defined benefit pension plans and shall apply for the succeeding fiscal year. The determination of future inflation expectations shall be made by News Corporation by considering various factors, including the differences in yields between United States Treasury instruments and United States Treasury Real Yields (so-called “TIPS”). Additionally, if a Participant has elected either a lump sum or ten-year installment payout on or before December 31, 2008, the assumptions described in the previous sentence shall be determined as of June 30 2008.

8.	Article V, Section 5.1 – Wherever “NAI” appears in Section 5.1, “News Corporation” shall be substituted and a new sentence at the end of the Section is hereby added to read as follows.

News Corporation includes (i) any successor to any portion or all of the assets of News Corporation in any sale or exchange where less than full and adequate consideration was received by News Corporation for such assets and (ii) any corporation into which News Corporation is consolidated or merged or any similar transaction or any successor in interest whether directly or indirectly, to News Corporation.